Exhibit 99.1

Community Bank- Wheaton/Glen Ellyn

Memo

To:	Staff
From:	D. H. Fischer
Date:	November 30, 2006
Re:	Announcement

In order to enjoy more time with my family and friends and pursue other interests, I have decided to relinquish my role as President and Chief Executive Officer and cut back my work week to about half time starting January 1, 2007.

I will continue as Chairman of both the bank and the holding company (Community Financial Shares, Inc.), spending time working on business development, board matters, stockholder relations, and other responsibilities assigned by the board and/or your new President.

The board has asked Senior Vice-President Scott Hamer to assume the responsibilities of President and Chief Executive Officer of both the bank and holding company, effective January 1, 2007. Prior to coming to Community Bank, Scott had previous experience as President/CEO of a suburban bank and he’s quite comfortable with the new responsibilities he’s accepted. A new Chief Financial Officer will be chosen to assume Scott’s current responsibilities.

I will be moving to my Wheaton office and will maintain regular office hours there on Tuesday and Thursday plus other times during the week at the convenience of our clients and the dictates of my responsibilities.

Our search for a new Chief Executive Officer has been arduous and thorough. With the high level of competency among our senior staff, the board’s decision was extremely difficult and one that required thoughtful consideration over the last six months. Our congratulations to Scott. His selection is a testament to his hard work, past performance, and dedication to the core values of our company.

Your support of Scott in his new responsibilities as the Chief Executive Officer is critical to our success and the future of the bank. Your good wishes for his successful transition to this most important role would be greatly appreciated.

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